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EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”), made as of September 30, 2025 but to become effective as of the Effective Date (as defined below), by and between the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 2100 Pennsylvania Avenue, NW, Suite 450 N, Washington, DC 20037 (“Farmer Mac”) and Zachary N. Carpenter (“Executive”). For purposes of this Agreement, the “Effective Date” shall mean the earlier of: (1) April 1, 2027; and (2) the last day of employment with Farmer Mac of Bradford T. Nordholm, Farmer Mac’s Chief Executive Officer as of the date this Agreement was entered into.
WHEREAS, the Executive desires to be employed by Farmer Mac and Farmer Mac desires to employ him; and
WHEREAS, Farmer Mac and the Executive have negotiated terms for such employment;
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and Farmer Mac agree as follows:
1.Employment. From and after the Effective Date and upon the terms and conditions set forth in this Agreement, Farmer Mac shall employ the Executive in the role contemplated in Section 3 of this Agreement, and the Executive accepts employment with Farmer Mac under this Agreement.
2.Term. The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for three years from the Effective Date, unless sooner terminated under Section 8 of this Agreement (“Initial Term”). After the expiration of the Initial Term, the term of this Agreement may renew for successive one-year periods upon a vote of the Board of Directors of Farmer Mac (“Board”) to effect such a renewal (each a “Renewal Term”)(the Initial Term and any Renewal Terms being referred to collectively as the “Term” of the Agreement); provided, however, that the Agreement shall not renew at the end of the Initial Term or any Renewal Term unless the Board affirmatively votes to renew the Agreement and the Executive agrees in writing to any such renewed Agreement. It is the intention of the Executive and Farmer Mac, though not a binding obligation under this Agreement, that at least 180 days prior to the expiration of the Initial Term and of any Renewal Term, the Executive and the Board each shall inform the other whether he or it intends to seek to negotiate a renewal of this Agreement and, in the event that either does not intend to seek to renew the Agreement, they will work together to develop a transition plan that outlines the plan and the responsibilities of the Executive to effect a smooth transition to a successor executive and to address whether the Board, in its sole discretion, intends to provide any additional compensation related to the transition.
3.Scope of Authority and Employment.
(a)Scope of Authority. Beginning on the Effective Date, the Executive shall be employed as an executive officer of Farmer Mac with the title of President and Chief Executive Officer. In that role, the Executive shall report directly to the Board, shall be the senior-most officer of Farmer Mac, and shall have responsibility for the general supervision and management of all the business and affairs of Farmer Mac, as set forth in the By-Laws of Farmer Mac, subject to the oversight of the Board. The Board shall

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complete an annual performance evaluation of the Executive in his role as President and Chief Executive Officer, and the Human Capital and Compensation Committee of the Board (“Compensation Committee”) shall conduct an annual review of the Executive’s compensation. The results of the annual performance evaluation of the Executive by the Board shall be provided to the Executive by the earlier of March 31 of the calendar year following the calendar year for which performance is being evaluated or 60 days following the completion of the performance evaluation.
(b)Full Time Employment. The Executive shall devote his best efforts and substantially all his business time and business endeavors to his duties under this Agreement, and shall not engage in any other gainful occupation without the prior written consent of the Board; provided, however, that this provision shall not be construed to prevent the Executive from personally, and for his own account or that of members of his immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of Farmer Mac and does not adversely affect his job performance.
(c)Place of Employment. The Executive shall be employed to perform his duties under this Agreement at the principal office location of Farmer Mac, which currently is in Washington, DC, or at such other location or locations as may be mutually agreeable to the Executive and Farmer Mac. Notwithstanding this, it is expected that the Executive shall be required to travel a reasonable amount of time in the performance of his duties under this Agreement.
4.Compensation. Farmer Mac will pay to the Executive the following aggregate compensation for all services rendered by the Executive under this Agreement:
(a)Base Salary. Beginning on the Effective Date, the Executive will be paid a base salary during the Term at an annual rate of the greater of: (i) six hundred fifty thousand dollars ($650,000); and (ii) the Executive’s then-current annual base salary in his role as President and Chief Operating Officer immediately before the Effective Date plus seventy-five thousand dollars ($75,000) (such greater amount, the “Base Salary”), less applicable withholding for taxes and similar items, payable in arrears through Farmer Mac’s regular payroll process, which is currently processed on a bi-weekly basis. The Executive’s Base Salary will be reviewed no less frequently than annually by the Compensation Committee and may be increased in the sole discretion of the Board or the Compensation Committee, although no increase in the Executive’s Base Salary shall be required during the Initial Term.
(b)Annual Short-Term Incentive Compensation (Cash Bonus). In addition to the Base Salary, the Executive will be eligible to be paid an additional amount (“Cash Bonus”) during the Term for work performed by the Executive during each preceding calendar year. The initial annual Cash Bonus target (“Bonus Target”) shall be eighty percent (80%) of the Base Salary. The Executive shall be covered by the short-term incentive compensation arrangement for such calendar year applicable to senior executives of Farmer Mac generally, with any annual Cash Bonus determined under this sentence payable when annual incentives are paid to Farmer Mac executives generally for such calendar year and subject to the Executive’s continued employment through the applicable date of payment and subject to any compensation recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time; provided, however, that in no event shall any annual Cash Bonus be paid later than the first payroll period following the first Board meeting after Farmer Mac files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for the year in which the

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Cash Bonus was earned. The Executive’s Cash Bonus for any year will be determined based on Farmer Mac’s actual performance in relation to threshold, target, and maximum amounts for various metrics specified by the Compensation Committee, so it may be paid below, at, or above the Bonus Target. The Executive’s Bonus Target will be reviewed no less frequently than annually by the Compensation Committee, and any future changes to the Executive’s Bonus Target will be in the sole discretion of the Board or the Compensation Committee.
(c)Long-Term Incentive Compensation. In addition to the foregoing, the Executive shall be eligible to receive awards of long-term incentive compensation from time to time during the Initial Term and any Renewal Terms. The Executive shall be covered by the long-term incentive compensation arrangements applicable to senior executives of Farmer Mac generally, and shall receive awards in a form, and subject to such conditions, as determined by the Board or the Compensation Committee in its sole discretion. In approximately March 2027, at the time that long-term incentive awards are made to other senior executives, Farmer Mac shall grant to the Executive long-term equity incentive compensation valued at approximately six hundred fifty thousand dollars ($650,000) (“LTI Annual Target”) under the methodology prescribed in Farmer Mac’s Equity Compensation Grant Policy and subject to the similar terms and conditions as apply to similar 2027 annual long-term incentive grants made to other senior executives. The Executive’s LTI Annual Target will be reviewed periodically by the Compensation Committee and may be modified in the sole discretion of the Board or the Compensation Committee.
5.Expenses. Farmer Mac shall reimburse the Executive for his actual reasonable and necessary business expenses incurred in carrying out his duties under this Agreement, in each case in accordance with Farmer Mac’s policies as in effect from time-to-time and subject to the Executive’s compliance with the terms of those policies. Reimbursement shall be made to the Executive in accordance with Farmer Mac’s standard expense reimbursement protocol after presentation to Farmer Mac of an itemized accounting and documentation of expenses in accordance with Farmer Mac’s expense reimbursement policies.
6.Vacation. The Executive shall be entitled to five weeks of paid vacation per year in accordance with Farmer Mac’s annual leave policy.
7.Employee Benefits. During the Term, the Executive shall be eligible to participate in the welfare benefit plans and programs, incentive, savings, and retirement compensation programs, and other employee benefits, including paid parking in the parking garage associated with Farmer Mac’s headquarters building, generally available to other senior executives of Farmer Mac and on terms no less favorable than for other senior executives.

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8.Termination.
(a)Events of Termination. The Executive’s employment may be terminated and the employment relationship between the Executive and Farmer Mac may be severed as set forth below:
(i)Farmer Mac may terminate the employment of the Executive effective upon notice to the Executive if the Executive either: (A) dies; or (B) is incapacitated or disabled by accident, sickness, or otherwise so as to render him (in the opinion of an independent medical consultant selected by the Board in its reasonable discretion) mentally or physically incapable of performing the essential functions required to be performed by him under the terms of this Agreement for a period of at least 90 consecutive days, or for 90 days (whether consecutive or not) during any six-month period (the events described in Section 8(a)(i)(B) are referred to in this Agreement as a “Disability”).
(ii)Farmer Mac may terminate the employment of Executive effective upon notice to the Executive at any time for “cause.” For the purposes of this subsection, “cause” shall mean only: (A) the Executive’s breach of an obligation or representation under this Agreement or of any fiduciary duty to Farmer Mac, including, without limitation, any act of fraud or misrepresentation or concealment to Farmer Mac or the Board; (B) the Executive’s violation of or failure to adhere to any Code of Conduct in effect from time to time that is applicable to officers and/or employees of Farmer Mac generally or any written policy of Farmer Mac in effect from time to time if not remedied within five business days after Farmer Mac’s providing notice thereof (except that with respect to violation of any policy relating to equal employment opportunity, discrimination, or harassment, or any violation involving dishonesty, the Executive shall not be entitled to notice or the opportunity to cure); (C) the Executive commits, is convicted of, or pleads guilty or nolo contendere to, any felony of any kind or any misdemeanor or other conduct involving moral turpitude; (D) the Executive’s violation of, or failure to abide by, any law or regulation relating to his employment with Farmer Mac (including, without limitation and for the avoidance of doubt, any insider trading law) or otherwise applicable to him in his capacity as an employee or officer of Farmer Mac; (E) conduct by the Executive in connection with his employment hereunder that constitutes dishonesty or misconduct; (F) neglect of the Executive’s duties, including, without limitation, the duty to supervise, if not remedied within five business days after Farmer Mac’s providing notice thereof; (G) the Executive’s use of illegal drugs, abuse of other controlled substances, or working under the influence of alcohol or other controlled substances (except as may be authorized by a prescription from a physician); (H) any failure or refusal by the Executive to perform his duties under this Agreement, if such failure or refusal is not remedied within five business days after Farmer Mac’s providing notice thereof; or (I) any failure or refusal by the Executive to obey lawful directives from the Board or its authorized designee if not remedied within five business days after Farmer Mac’s providing notice thereof. For each sub-part of this “cause” definition in which the Executive is provided the right to notice and the opportunity to cure, the determination as to whether an act, omission, or violation is curable, and the determination as to whether it has been cured, shall be determined by the Board in its good faith judgment. In no event shall the Executive have the right to notice or opportunity to cure more than once for violation of any sub-part of this “cause” definition. After the Executive has been provided notice of, and effected cure of, a violation of any sub-part of this “cause” definition, Farmer Mac shall have the

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right to terminate the Executive’s employment for “cause” for any subsequent violation of that sub-part. Any resignation by the Executive that occurs after any notice provided under this subsection or after the Executive has committed an act or omission that constitutes “cause” under this Agreement, and before the Board has determined whether an act, omission, or violation is curable or has been cured shall be treated as a termination of this Agreement for “cause.”
In addition, the Board may place the Executive on administrative leave at any time. In such event, during the period the Executive is on administrative leave, the Executive shall continue to receive the payments and benefits specified in Sections 4 through 7 of this Agreement.
(iii)Subject to the terms and conditions of this Agreement, including Section 8(d), Farmer Mac may terminate the employment of the Executive without “cause” at any time. For the avoidance of doubt, termination of the Executive’s employment for any reason upon the expiration of the Term shall not be treated as a termination without “cause” for purposes of this Agreement.
(iv)Notwithstanding the provisions of Section 8(a)(iii) above, and without incurring liability for any payments under Section 8(d) below, Farmer Mac may terminate the employment of the Executive at any time after the passage by the Board of a resolution authorizing the liquidation of Farmer Mac, provided, however, that the following shall not be deemed to be a liquidation for purposes of this Agreement: incorporation, organization, or reorganization of a corporation or other business entity that is substantially similar to Farmer Mac and that uses substantially the same assets or equity as Farmer Mac. As used in this Agreement, the term “reorganization” shall have the same meaning as in Section 368(a) of the Internal Revenue Code (“Code”). In addition, notwithstanding the provisions of subsection 8(a)(iii) above, and without incurring liability for any payments under Section 8(d) below, Farmer Mac may terminate the employment of the Executive at any time after a conservator or receiver is appointed under Section 8.41 of Farmer Mac’s charter (12 U.S.C. § 2279cc)
(b)Payment of Accrued Compensation.
(i)Upon termination of the Executive’s employment under preceding subsection (a) or upon termination of the Executive’s employment upon expiration of the Term, the Executive (or his estate or heirs, as the case may be) shall be entitled to receive all Base Salary and expense reimbursements, as of the date of termination. For the avoidance of doubt, these accrued and unpaid amounts shall not include any accrued vacation pay or accrued Cash Bonus (other than amounts earned but not yet paid for the Executive’s service during a prior entire completed fiscal year). These accrued and unpaid amounts shall be in addition to any amounts that may be due under subsection (c), (d), or (e) of this Section 8. The obligations of Farmer Mac under this subsection (b) shall survive any termination of this Agreement.
(ii)In the event of the Executive’s voluntary termination of employment under this Agreement (other than under Section 8(e) below), or upon termination of the Executive’s employment upon or after expiration of the Term, Farmer Mac shall not be obligated to make any further compensation payments to Executive beyond those accrued prior to the effective date of such termination, and shall not be required to pay any accrued Cash Bonus.

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(c)Disability Pay. Upon termination of the Executive’s employment due to a Disability under subsection 8(a)(i), Farmer Mac shall, for 12 months, continue to pay to the Executive (or to his estate or heirs if the Executive dies after the commencement of payments under this subsection) an amount equal to the difference between the Executive’s current Base Salary and the amount of disability insurance payments received by the Executive under Farmer Mac’s long-term disability insurance policy if and to the extent that those payments by Farmer Mac will not cause a reduction in or offset of the policy payments.
(d)Severance Pay. Upon termination of the Executive’s employment under Section 8(a)(iii) during the Initial Term or any Renewal Term, subject to the Executive’s execution of a general release of all claims in favor of Farmer Mac and its affiliates, substantially in the form attached hereto as Exhibit A (“Release”) within 30 days (or such longer period as required for a valid release under applicable law) following such termination and the Executive not revoking such Release, Farmer Mac shall, to the extent permitted by law and regulation, pay the Executive in the next payroll period following the expiration of the revocation period under the Release but no later than 60 days following the date on which the Executive experiences a “separation from service” as defined in Section 409A of the Code, an aggregate lump sum amount in cash equal to the sum of (i) the Base Salary and (ii) the Base Salary multiplied by the Bonus Target; provided, however, that if the period during which the Executive has discretion to execute or revoke the Release straddles two calendar years, then Farmer Mac will make the severance payment in the second of such years, regardless of which year the Executive actually delivers the Release to Farmer Mac, subject to the Release first becoming effective. The Executive may not, directly or indirectly, designate the calendar year of payment. The amount to be paid by Farmer Mac to the Executive under this Section 8(d) will not be mitigated by any subsequent earnings by the Executive from any other source. In addition, subject to the contingencies described above, to the extent that Executive makes proper and timely coverage continuation elections under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and remains eligible for such coverage, Farmer Mac will pay or reimburse Executive for COBRA medical, dental, and vision insurance continuation premiums for the Farmer Mac group medical, dental, and vision insurance coverage that Executive had as of the date of termination until the earlier of (A) the date that is one year from the date of termination of employment or (B) the date that he becomes eligible for medical insurance coverage through another employer (but only to the extent that Farmer Mac continues to offer such plans and programs to similarly situated active employees of Farmer Mac). The Executive shall provide notice to Farmer Mac when he has obtained health coverage through a new employer, at which time Farmer Mac’s obligation to pay COBRA premiums on the Executive’s and his eligible dependents’ behalf shall immediately cease. The amount of Farmer Mac’s payment of the COBRA premium shall be limited to the excess over what active employees are then required to pay for comparable health, dental, or vision benefits sponsored by Farmer Mac. If this commitment to provide benefits continuation raises any compliance issues or impositions of penalties under any non-discrimination rules that have been issued or are issued in the future under the Patient Protection and Affordable Care Act (PPACA) or is treated as discriminatory under Section 105(h) of the Code, Farmer Mac may modify this obligation in any manner it deems necessary or advisable, in its sole discretion, including declining to provide continued participation, so that it complies with the terms of those non-discrimination rules, including by ceasing to provide COBRA payments. The amount to be paid by Farmer Mac to the Executive under this Section 8(d) is in lieu of any and all other severance payments otherwise available to the Executive, and Executive shall not be entitled to any severance payments under any other Farmer Mac contract, policy, or plan. Farmer Mac may withhold taxes and other required contributions from any amount

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payable under this Section 8(d). If the Executive is found by any tribunal to be entitled to severance payments from any other source in connection with his employment with Farmer Mac, the amount of such severance payments shall be subtracted from the amount due under this Section 8(d) and the Executive shall refund to Farmer Mac any excess already received by him. Upon any termination of the Executive’s employment with Farmer Mac, the Executive shall not be required to mitigate payments due under this Agreement (including no obligation to seek employment), and severance payments payable under this Agreement shall not be reduced by compensation earned in exchange for work from any other source. For the avoidance of doubt, the Executive shall not be entitled to severance pay under this Section 8(d) due to the expiration of the Term or due to the termination of the Executive’s employment upon the expiration of the Term.
(e)Constructive Termination. The Executive may, at his option, terminate his employment with Farmer Mac during the Initial Term or any Renewal Term if Farmer Mac materially breaches any of its obligations set forth in this Agreement, the Executive so notifies Farmer Mac of the breach and his intent to resign in writing within 30 days after the Executive becomes aware of the breach, and Farmer Mac does not remedy the breach within 30 days after receiving the notice. If the Executive resigns immediately following Farmer Mac’s failure to remedy such a breach, the Executive shall, subject to the Executive’s execution of a Release within 30 days (or such longer period as required for a valid release under applicable law) following such termination and the Executive not revoking such Release, and subject to the terms of Section 8(d) above, have the right to receive the amount he would have received if Farmer Mac had terminated his employment under the preceding subsection 8(a)(iii); provided, however, that if an arbitrator or other third-party decision maker responsible for deciding any dispute over payment of severance determines that Farmer Mac could have terminated the Executive’s employment for “cause,” the Executive shall have no right to receive any amounts described in Section 8(d) and failure to make any such payment shall not be deemed to be a breach of this Agreement by Farmer Mac; and, further provided, however, that a diminution of Scope of Authority of Section 3(a) of this Agreement due to the appointment of a successor President or Chief Executive Officer anytime during the succession process following initiation of such a process by the Board (“Succession Period”) shall not in and of itself be deemed a material breach by Farmer Mac; provided that, for purposes of clarity, during the Succession Period the compensation to the Executive owing under this Agreement shall not be reduced.
9.Notices. Any notice given under this Agreement will be sufficient if in writing and either: (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 2100 Pennsylvania Avenue, NW, Suite 450 N, Washington, DC 20037, attention Chief Legal Officer or, in the case of the Executive, at his address identified in the payroll records of Farmer Mac (or to such other addresses as may be from time to time designated by notice from the recipient party to the other). Any such notice will be effective upon actual receipt or refusal thereof.
10.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the District of Columbia, to the extent not preempted by federal law.
(b)Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties hereto, then Farmer Mac and the Executive each agree to resolve any and all such disputes by binding arbitration before a panel of three arbitrators experienced in employment law.

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Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Model Employment Rules of the American Arbitration Association (“AAA”) and the laws applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of a panel of three arbitrators. In the event the parties are unable to agree in such time, AAA will provide a list of 12 available arbitrators and an arbitrator will be selected by each party from such 12-member panel provided by AAA. The two arbitrators selected by the parties shall, in turn, select by agreement a third arbitrator from the AAA list. The arbitrators may permit reasonable discovery, including document requests, interrogatories and depositions, but in allowing discovery shall balance the policy favoring discovery against the policy of the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1 et seq., and the AAA Rules to facilitate cost-effective expeditious resolution of disputes. The parties agree that this agreement to arbitrate includes any and all disputes that Farmer Mac may have against the Executive, or that the Executive may have against Farmer Mac and/or its affiliates and/or employees, arising out of or relating to this Agreement, the Executive’s employment or the Executive’s termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of the Executive’s compensation, employment, or the Executive’s termination. The parties further agree that arbitration as provided for in this Section 10(b) is the exclusive, final and binding remedy for any such dispute and will be used instead of any court or agency action or action before any other tribunal, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or for breaches by the Executive of his obligations under Sections 11, 12, 13, or 14 of this Agreement. The Executive agrees that he will not join any class or other person in making a joint or class claim against Farmer Mac and he hereby waives any right to do so. The parties agree that this Agreement is subject to the FAA and that this agreement to arbitrate shall be enforceable to the fullest extent allowed by the FAA. All rulings shall require concurrence of the majority of the panel. The final award shall be in writing with an explanation of the reasons for the award, signed by the arbitrators, and shall be rendered within 30 days of the completion of the hearing and promptly transmitted to the respective parties. Such award shall be binding and conclusive upon all parties hereto subject only to grounds permitted under the FAA for vacating, correcting, or modifying an award. The parties agree that (i) the arbitration provided for in this Agreement shall be conducted in the District of Columbia unless otherwise mutually agreed; (ii) each party shall bear the costs of its own attorneys; and (iii) the parties shall share equally the cost of the arbitration. In the event of any conflict between the AAA Rules and the requirements of the FAA or this Agreement, the requirements of the FAA and this Agreement shall prevail. The parties agree that any final award or decision by the arbitral panel may be filed in the U.S. District Court for the District of Columbia for enforcement and that it may be enforced by such court.
(c)Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.
(d)Entire Agreement. This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof and supersedes all prior agreements between the parties regarding the subject matter hereof and may not be changed or modified except by a written instrument duly executed by or on behalf of the parties to this Agreement.
(e)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective, successors, heirs, personal representatives, and permitted assigns. This subsection is not to be construed to

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permit the Executive to assign his obligation to perform the duties of his employment under this Agreement. This subsection permits Farmer Mac the right to assign this Agreement to a successor entity, provided that such successor entity succeeds to all or substantially all of the assets or business of Farmer Mac and expressly assumes in writing delivered to the Executive, all of Farmer Mac’s obligations under this Agreement.
(f)Severability. If any term, condition, or provision of this Agreement or the application thereof to any party or circumstances shall, at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition, or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition, and provision of the Agreement shall be valid and enforceable to the fullest extent permitted by law.
(g)Tax Withholding. All payments under this Agreement shall be subject to all applicable tax withholdings and other authorized deductions.
(h)Survival. The termination of the Executive’s employment by Farmer Mac for any reason shall not relieve the Executive of any obligations to Farmer Mac under Sections 11 through 18 of this Agreement, all of which shall survive the termination of such employment. The termination of the Executive’s employment by either party for any reason shall not relieve Farmer Mac of any of its obligations under Section 19 of this Agreement.
(i)Counterparts. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
(j)Remedies. The Executive acknowledges and agrees that any breach of the terms of Section 11, 12, 13, or 14 of this Agreement may result in damages that are not readily susceptible to being measured in monetary terms or irreparable injury to Farmer Mac for which it would have no adequate remedy at law. The Executive agrees that in the event of such breach, Farmer Mac shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without having to post any bond or other security and without any requirement to prove damages. The terms of this subsection shall not prevent Farmer Mac from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from the Executive.
11.Agreement Not to Compete with Farmer Mac. Notwithstanding anything in this Agreement to the contrary, in the event of the termination of the Executive’s employment for any reason, for a period of two years thereafter, the Executive shall not, within the United States of America, without the prior written consent of Farmer Mac, directly or indirectly, engage in any business or activity, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder or otherwise, alone or in association with any other person, firm, corporation or other business organization, that directly or indirectly competes with any of the businesses of Farmer Mac in any manner, including, without limitation, the acquisition, securitization, or credit enhancement of agricultural mortgage loans, agribusiness loans, rural infrastructure loans, or USDA “guaranteed portions” (collectively referred to as “Farmer Mac Qualified Loans”); provided, however, that such prohibited activity shall not

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include the ownership of up to 5% of the common stock in any public company. The provisions of this Section 11 shall survive the termination of this Agreement and the termination of the Executive’s employment under this Agreement and shall not be deemed to limit any protection or remedy available to Farmer Mac under federal, District of Columbia, state, or local law.
12.Agreement Not to Use Confidential or Proprietary Information. Farmer Mac and the Executive both recognize that the Executive has had and will have access to and may acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of Farmer Mac as a result of the Executive’s employment or association with Farmer Mac. The Executive hereby covenants and agrees that he will retain all “Confidential Information” (as defined below) in trust for the sole benefit of Farmer Mac and its successors and assigns. The Executive hereby covenants further that, in addition to his fiduciary responsibilities as an officer not to disclose certain information of or relating to Farmer Mac, he will not, at any time during or after the term of this Agreement, without the prior written consent of Farmer Mac, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization (other than the Executive’s attorneys for the purpose of obtaining legal advice), or use any such Confidential Information for the Executive’s own account or benefit or for the account or benefit of any other person, except as required in connection with the performance of his services under this Agreement. The term “Confidential Information” shall mean any trade secret, data, or other confidential or proprietary information related to the business and activities of Farmer Mac. The Executive may, however, disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by the Executive or the Executive’s attorney; (ii) as becomes available to the Executive on a non-confidential basis from a source other than any other party hereto, provided that such source is not known or reasonably believed by the Executive to be bound by a confidentiality agreement or other obligations of secrecy; (iii) as may be required in any report, statement, or testimony required to be submitted to any Governmental Entity (as defined below) having or claiming to have jurisdiction over it, or as may be otherwise required by applicable law, or as may be required in response to any summons or subpoena or in connection with any litigation; (iv) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; (v) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (vi) as may be necessary to establish the Executive’s rights under this Agreement. For the purposes of this Agreement, “Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority, or other instrumentality of any government, whether federal, state, local, domestic, or foreign. The provisions of this Section 12 shall survive the termination of this Agreement and the termination of the Executive’s employment under this Agreement and shall not be deemed to limit any protection or remedy available to Farmer Mac under federal, District of Columbia, state, or local law.
13.Agreement Not to Solicit. For a period of two years after the termination of the Executive’s employment under this Agreement for any reason, the Executive shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to, lure, entice away, or assist others in recruiting or hiring any person who is or was employed by Farmer Mac unless such person shall have ceased to be employed by Farmer Mac for a period of at least six months and is not subject to any non-compete covenants substantially similar in nature to those contained in Section 11 of this Agreement. Also for a period of two years after the termination of the Executive’s employment under this Agreement for any reason, the Executive shall not induce or attempt to induce any customer, client, supplier, licensee, or other business relation of Farmer Mac to cease doing business with Farmer Mac, or in any way interfere with the relationship between Farmer Mac and any customer, client,

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supplier, licensee, or other business relation of Farmer Mac. The provisions of this Section 13 shall survive the termination of this Agreement and the termination of the Executive’s employment under this Agreement and shall not be deemed to limit any protection or remedy available to Farmer Mac under federal, District of Columbia, state, or local law.
14.Agreement Not to Disparage; Permitted Communications. The Executive shall not, directly or indirectly, make any statement (oral or written), or take any other action, which is in any way disparaging to or tends to diminish the reputation of Farmer Mac, its products, services, officers, directors, or employees, whether past or current. Farmer Mac agrees that, upon termination of the Executive’s employment other than for Cause, the Board shall instruct its officers not to make any public statement, and after such termination the Board shall not publish on behalf of Farmer Mac any statement in any news media, which disparages or tends to diminish the reputation of the Executive. This Section 14 shall not in any way limit any of Executive’s or Farmer Mac’s rights to report or disclose information that are expressly reserved in Section 12 (“Agreement Not to Use Confidential or Proprietary Information”), or in any way limit Executive’s or Farmer Mac’s ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a Governmental Entity, or as otherwise required by law. In addition, nothing in this Agreement or any other agreement or Farmer Mac policy prohibits or restricts the Executive from (a) communicating with government agencies without notice to or approval from Farmer Mac, including but not limited to the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or similar state or local agencies or to any legislative body or self-regulatory organization or other Governmental Entity about possible or actual violations of the law, or otherwise providing information to a Governmental Entity, filing a charge or complaint with a Governmental Entity, or participating, testifying, or otherwise assisting in Governmental Entity investigations or proceedings without notice to or approval from Farmer Mac, or (b) making disclosures or communications to engage in protected, concerted activity or otherwise exercising rights under Section 7 of the National Labor Relations Act. Nothing in this Agreement or any other agreement or Farmer Mac policy limits an employee’s, officer’s, or director’s right to receive an award from any Governmental Entity for or in connection with information provided to the Governmental Entity. The provisions of this Section 14 shall survive the termination of this Agreement and the termination of the Executive’s employment under this Agreement and shall not be deemed to limit any protection or remedy available to Farmer Mac or the Executive under federal, District of Columbia, state, or local law.
15.This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business related to the different types of Farmer Mac Qualified Loans described in Section 11 of this Agreement. The parties expressly agree that the character, duration, and subject matter scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed and as they are expected to change from time to time, including but not limited to circumstances relating to the need to protect the value of Farmer Mac’s assets, relationships, goodwill, and business. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration, or subject matter scope of this Agreement exceeds that permitted by applicable law in a particular jurisdiction, then the parties agree that such provision(s) will be more narrowly drawn, “blue-penciled,” modified, or otherwise reformed to the maximum character, duration, and subject matter scope, as the case may be, permitted by applicable law in such jurisdiction, without affecting the enforceability of any provisions of this Agreement in other jurisdictions. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Agreement because, taken together, they are more extensive (after giving effect to any reformation contemplated by the preceding sentence) than necessary or appropriate to assure Farmer Mac of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the

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purpose of such proceeding, be deemed eliminated from the provisions of this Agreement in that jurisdiction.
16.Recoupment. Amounts payable to the Executive under this Agreement shall be subject to any recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time, including, but not limited to, any recoupment or “clawback” policy that may be implemented by Farmer Mac to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law and regulation. The provisions of this Section 16 shall survive the termination of this Agreement and the termination of the Executive’s employment under this Agreement and shall not be deemed to limit any protection or remedy available to Farmer Mac under federal, District of Columbia, state, or local law.
17.Return of Property. The Executive agrees that upon the termination of his employment for any reason, or upon earlier request from Farmer Mac, to return to Farmer Mac, without retaining or providing to others any copies, excerpts, descriptions or other representations, all Farmer Mac-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Farmer Mac identification, Farmer Mac proprietary and confidential information, and any other Farmer Mac-owned property in the Executive’s possession or control and must leave intact with, or deliver intact to, Farmer Mac all electronic Farmer Mac documents and internal and external websites (including those that the Executive developed or helped to develop during his employment), and must thereafter delete and destroy any hard copies of all electronic files relating to Farmer Mac that are in the Executive’s possession or control, including any that are located on any of the Executive’s personal computers or external or cloud storage (or provide reasonable access to the Executive’s personal devices for the sole purpose of wiping any such devices, which access will fully satisfy the Executive’s obligations under this provision). If the Executive determines later that copies of electronic files were inadvertently left on such sources, the Executive agrees to promptly delete the copies. The provisions of this Section 17 shall survive the termination of this Agreement and the termination of the Executive’s employment under this Agreement and shall not be deemed to limit any protection or remedy available to Farmer Mac or the Executive under federal, District of Columbia, state, or local law.
18.Cooperation. The Executive agrees that after his employment ends for any reason, he shall cooperate with Farmer Mac in providing reasonable assistance as requested by the Board or its delegate about the transitioning of the Executive’s work, and the Executive agrees that he will be available to Farmer Mac for these purposes and will comply in good faith with the directions of Farmer Mac. The post-employment assistance is expected to include availability to answer questions regarding the operation of Farmer Mac but is not expected to extend beyond providing responses by email and/or phone on an occasional basis. The Executive will undertake to satisfy requests for information from Farmer Mac with respect to the above undertaking that are not unreasonable in frequency or required effort. In addition, following termination of the Executive’s employment for any or no reason, if, in the reasonable judgment of Farmer Mac or its counsel, the Executive’s assistance or cooperation is needed due to his personal involvement in or knowledge about the circumstances to which a litigation or investigation relates, the Executive agrees to provide reasonable cooperation so long as such cooperation is on mutually agreeable timing and terms (to the fullest extent practicable) determined through good faith discussions (and with assistance or cooperation permitted to be provided remotely where possible). Farmer Mac will reimburse the Executive for reasonable travel and lodging expenses required by such cooperation and will discuss with the Executive a travel per diem. Nothing in this provision is intended to restrict or preclude the Executive from, or otherwise influence the Executive in, testifying fully and truthfully in legal, administrative, or any other proceedings involving Farmer Mac, as required by law or formal legal process. The Executive acknowledges and agrees that his cooperation under this Section 18 will not constitute continued employment or another service-providing relationship with respect to any post-

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termination vesting or exercisability of equity compensation or entitle him to any employee benefits (other than those referenced in this Agreement). The provisions of this Section 18 shall survive the termination of this Agreement and the termination of the Executive’s employment under this Agreement and shall not be deemed to limit any protection or remedy available to Farmer Mac or the Executive under federal, District of Columbia, state, or local law.
19.Indemnification. Farmer Mac will not amend Article VIII of Farmer Mac’s By-Laws or reduce Farmer Mac’s Director’s and Officer’s insurance coverage, in either case in a manner disproportionately adversely affecting the Executive, without the prior written consent of the Executive.

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The parties below hereby execute this Agreement as of September 30, 2025.

Federal Agricultural Mortgage Corporation            Executive

By: /s/ Lowell Junkins                         /s/ Zachary Carpenter
    Name: Lowell L. Junkins                        Zachary N. Carpenter
    Title: Chair of the Board

EXHIBIT A
This General Release of all Claims (“Release Agreement”) is entered into by Zachary N. Carpenter (“Executive”) and the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States (“Company”).1
In consideration of the payments and benefits provided under the Employment Agreement executed by and between the Executive and the Company on or about [DATE] (“Employment Agreement”), the Company and the Executive agree as follows:
1)    Return of Property. The Executive confirms that he has complied with the Return of Property obligations in the Employment Agreement and has cancelled all accounts for his benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts, and computer accounts.
2)    Consideration. In consideration of the General Release and other promises and covenants made by the Executive in this Release Agreement, the Company agrees to pay to the Executive in a lump sum within 30 days after the Executive’s termination and return of this unrevoked Release Agreement to the Company [DOLLAR AMOUNT ($__________)], less withholding for taxes and other required items. In further consideration of the General Release and other promises and covenants made by the Executive, the Company pay or reimburse COBRA insurance continuation premiums subject to the terms and conditions set forth in the Employment Agreement. The Executive and the Company agree that these amounts and terms have been negotiated between them, that they are over and above any consideration the Executive would have been entitled to receive without executing this Release Agreement, and that they fully satisfy all outstanding payment obligations from the Company to the Executive, including, without limitation, those set forth in the Employment Agreement.
3)    General Release and Waiver of Claims.
(a)    Release. In consideration of the payments and benefits provided to the Executive hereunder and after the opportunity to consult with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders, attorneys, successors, assigns, and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, including, without limitation, relating to or arising under the Employment Agreement, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof. The Executive
1 The parties agree that the Company may revise the Release Agreement in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote is part of the form of release and is to be removed only when the Company finalizes the Release Agreement for execution.

understands and agrees that the Claims released in this Release Agreement include not only Claims presently known to him, but also all unknown or unanticipated Claims that would otherwise come within the scope of the released Claims. The Executive understands that he may hereafter discover facts different from what the Executive now believes to be true that, if known, could have materially affected his willingness to execute and the terms of this Release Agreement, but the Executive nevertheless waives and releases any Claims or rights based on different or additional facts.
(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive hereunder, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with the Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement. The Executive also understands that the Executive has seven days following the date on which he signs this Release Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of revocation of the release and waiver contained in this paragraph, which notice shall be addressed to the Company’s Chief Legal Officer at the following address: Federal Agricultural Mortgage Corporation, 2100 Pennsylvania Avenue, NW, Suite 450 N, Washington, DC 20037.
(c)    No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Release Agreement.
(d)    Exclusions. Notwithstanding the foregoing, this Release Agreement does not include and will not preclude: (1) Claims to vested benefits under any applicable retirement and/or pension plans or reimbursement of expenses (under and to the extent satisfying the applicable Company reimbursement policies); (2) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (3) claims for unemployment compensation or for worker’s compensation; (4) rights to defense and indemnification, if any, from the Company (or from directors’ and officers’ insurance) for actions or inactions taken by the Executive in the course and scope of his employment with the Company, subsidiaries, and/or affiliates (or any period of transition or cooperation); or (5) any actions to enforce this Release Agreement. The Parties agree that the Executive is not releasing any claims he may have against the Company with respect to the vesting in and exercise of restricted stock units and stock appreciation rights previously granted to the Executive under the Company’s Amended and Restated 2008 Omnibus Incentive Plan.

4)    Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on the Executive’s behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state, or federal agency, court or other body relating to the Executive’s employment or the termination of the Executive’s employment, other than with respect to the obligations of the Company to the Executive under this Release Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
5)    Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding, or if Executive fails to abide by any of the terms of this Release Agreement or the Executive’s post-termination obligations contained in the Employment Agreement, or if the Executive revokes the ADEA release contained in Paragraph 2(b) of this Release Agreement within the seven-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under this Release Agreement or terminate any benefits or payments that are subsequently due under this Release Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s post-termination obligations under the Employment Agreement or the Executive’s obligations under Paragraphs 2 and 3 of this Release Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents, and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching the Executive’s post-termination obligations under the Employment Agreement or the Executive’s obligations under Paragraphs 2 and 3 of this Release Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding. The Executive understands that by entering into this Release Agreement the Executive will be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the Executive’s ability to pursue certain claims against the Company.
6)    Severability Clause. In the event any provision or part of this Release Agreement, except the General Release, is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release Agreement, will be inoperative. If the General Release is found to be invalid and unenforceable, the entire Release Agreement shall be invalid, and the Executive shall return all consideration paid hereunder to the Company immediately.
7)    No Admission. Nothing contained in this Release Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.
8)    Governing Law; Venue; Jurisdiction; Arbitration. Sections 10(a) and 10(b) of the Employment Agreement apply to this Release Agreement and govern choice of law, venue and arbitration.
9)    Notices. All notices or communications hereunder shall be made as set forth in Section 9 of the Employment Agreement.

10)    Acknowledgements. The Executive acknowledges that he:
(a)    first received this Release Agreement during negotiations prior to the date of execution of the Employment Agreement;
(b)    understands that, in order for this Release Agreement to be effective, he may not sign it prior to the date of separation of employment with the Company but that if the Executive wishes to receive the benefits under this Release Agreement, he must sign and return this Release Agreement prior to (i) the 60th day following his separation of employment or (ii) such earlier date as the Company specifies for such return;
(c)    has carefully read and understands this Release Agreement;
(d)    has been advised by the Company to consult with an attorney and/or any other advisors of his choice before signing this Release Agreement;
(e)    understands that this Release Agreement is LEGALLY BINDING and by signing it he gives up certain rights;
(f)    has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;
(g)    acknowledges and agrees that the benefits under the Employment Agreement are contingent on execution and nonrevocation of this Release Agreement, which releases all of the Executive’s claims against the Company and the Releasees, and KNOWINGLY AND VOLUNTARILY AGREES TO RELEASE the Company and the Releasees from any and all claims the Executive may have, known or unknown, in exchange for the potential severance protection the Executive has obtained by signing, and that these benefits are in addition to any benefit the Executive would have otherwise received if the Executive did not sign this Release; and
(h)    acknowledges that this Release Agreement does not waive any rights or claims that may arise after the Executive signs this Release Agreement.

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IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the date first set forth above.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

_________________________________

Name:
Title:
Date:

(to be dated at or after the close of business on the last day of Executive’s employment)

THE EXECUTIVE
_________________________________
Name:
Address:
Date:

(to be dated at or after the close of business on the last day of Executive’s employment)